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SULLIVAN & CROMWELL                                                   EXHIBIT 11

NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT, NEW YORK
FACSIMILE: (212) 558-3588 (125 Broad Street)
     (212) 558-3792 (250 Park Avenue)

                                           125 BROAD STREET, NEW YORK 10004-2498
                                             __________
                                            250 PARK AVENUE, NEW YORK 10177-0021
                         1701 PENNSYLVANIA AVE, N.W. WASHINGTON, D.C. 20006-5805
                                 444 SOUTH FLOWER STREET, LOS ANGELES 90071-2901
                                                   8, PLACE VENDOME, 75001 PARIS
                          ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
                                              101 COLLINS STREET, MELBOURNE 3000
                                  2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                   GLOUCESTER TOWER, 11 PEDDER STREET, HONG KONG


                                          September 14, 1995


Prudential National Municipals Fund, Inc.,
   One Seaport Plaza,
      New York, New York  10292.

Dear Sirs:

          We have acted as counsel to Prudential National Municipals Fund, Inc. (the "Fund"), in connection with the proposed reorganization (the "Reorganization") described in the form of Agreement and Plan of Reorganization and Liquidation between the Fund and Prudential Municipal Series Fund, (the "Agreement") set forth as Appendix B to the Prospectus and Proxy Statement included in the Registration Statement of the Fund on Form N-14 (the "Registration Statement").

          For the purposes of the opinion set forth below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Prudential National Municipal Funds, Inc.                                    -2-


          Upon the basis of such examination, we advise you that, in our opinion, when the Agreement is executed and delivered by the Fund and Prudential Municipal Series Fund and when the shares (the "Securities") of Common Stock, par value $.01 per share, of the Fund are issued and sold as contemplated by the Agreement, following effectiveness of the Registration Statement, for the consideration stated in the Agreement, which consideration shall in each event be at least equal to the net asset value and par value per Security, they will be validly issued, fully paid and nonassessable by you.

          The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          Also, we have relied as to certain matters on information obtained from public officials, officers of the Fund and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,
                                   /s/ Sullivan & Cromwell
                                   Sullivan & Cromwell